Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)




                                   Year Ended December 31,
                       ------------------------------------------------
                        1992      1993      1994      1995       1996
                       -------   -------   -------   -------   --------
Fixed Charges:
  Interest Cost        $73,776   $79,194   $80,807   $77,237   $103,338
  One-third rent         4,495     4,819     5,227     5,976      6,906
                       -------   -------   -------   -------   --------
Total Fixed Charges     78,271    84,013    86,034    83,213    110,244
                       =======   =======   =======   =======   ========

Add (Deduct):
  Earnings before
  Income Taxes         129,452   189,168   288,923    823,804   306,086
  Interest Capitalized  (7,354)  (15,904)   (9,294)    (6,187)  (10,534)
                       -------   -------   -------    -------   -------
Earnings for
Fixed Charges          $200,369  $257,277  $365,663  $900,830  $405,796
                       ========   =======   =======   =======   =======

Ratio of Earnings to
    Fixed Charges          2.56      3.06      4.25     10.83      3.68
                        =======   =======   =======   =======   =======